                                EXHIBIT 10.23.1


                              EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT ("Agreement"), dated as of January 1, 1996 and entered into this 6th day of February, 1996 by and between SUN SPORTSWEAR, INC., a Washington corporation ("Employer"), and SANDRA L. TEUFEL, a resident of Mercer Island, Washington ("Employee").

                                   AGREEMENTS

In consideration of the mutual promises and covenants set forth below, Employer and Employee agree as follows:

1.       Employment.   Employer hereby employs Employee and Employee hereby
         accepts employment with Employer in the Puget Sound area of Washington State upon the terms and conditions set forth herein.

2.       Term.   The term of this Agreement shall begin on January 1, 1996 and shall end on December 31, 1996, unless earlier terminated pursuant to Paragraph 7 hereof.

3.       Compensation.   For all services rendered by Employee hereunder,
         Employer agrees to pay and grant Employee and Employee agrees to accept the following:

         3.1 An annual base salary of two hundred fifty thousand dollars ($250,000) relating to Employee's duties as Senior Vice President of Sales and Merchandising for the Women's and Men's Divisions of Employer, payable at the times and in the manner set by Employer's standard payroll policy;

         3.2 An annual bonus as set forth on Exhibit A attached hereto and by this reference incorporated herein.

4.       Duties of Employee.   Employee is employed as Senior Vice
         President of Sales and Merchandising for the Women's and Men's Divisions of Employer with such duties, responsibilities and authority as are consistent with such position. Employee shall report to the Chief Executive Officer and perform such additional duties as are assigned to her by such Officer and/or by the Board of Directors of Employer and which are within the scope of duties and responsibilities normally performed by a corporate officer in such position.

         4.1 During the term of this Agreement, Employee shall devote her full time, attention and efforts to the conduct of the business of Employer and the performance of her duties hereunder. Employee shall not engage in any other business activity, whether pursued for gain, profit, or otherwise; provided that Employee shall not be prevented from investing her personal assets in entities in a manner that will not require her services to help conduct the affairs of such entities.

         4.2 The parties have discussed the mutual importance to Employee and Employer of development and succession planning in Employee's Divisions. The parties therefore agree that Employee shall use her best efforts to train, develop and strengthen her staff.





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5.       Benefits.   Employee shall be entitled to all rights and benefits for
         which she is eligible under Employer's 401(k), health, life and disability insurance plans to the extent Employer maintains any or all such plans, provided that nothing herein shall obligate Employer to establish or maintain any such plans.

6.       Vacation.   Employee shall be entitled to a total of four (4) weeks
         vacation each year.

7.       Termination and Extension.   This Agreement may be terminated prior to
         December 31, 1996 upon mutual agreement in writing and signed by both parties. An extension of this Agreement continuing beyond December 31, 1996 may be mutually agreed to in a writing signed by both parties prior to such date. Such extended agreement may contain such additional and amended terms and conditions as are mutually agreed to by both parties.

8.       Nondisclosure of Confidential Information.

         8.1 Employee will not, during or after the term of this Agreement, directly or indirectly, except in the ordinary course of fulfilling Employee's duties and responsibilities hereunder, use, disseminate, or disclose to any person, firm, corporation or other business entity for any purpose whatsoever, information disclosed to Employee or known by Employee as a consequence of or through her employment hereunder, which is not generally known in the industry in which Employer is or may become engaged, about Employer's business or activities, including without limitation, information about Employer's products, services, procedures, pricing, research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling.

         8.2 Upon termination of this Agreement, Employee shall immediately return to Employer all documents, records, files, notebooks, computer disks, and similar repositories containing the information described in Section 8.1 above, including copies thereof, then in Employee's possession or under her control whether prepared by her or by others.

         8.3 Employee agrees to keep the terms of this Agreement confidential and not discuss any terms with any employee of Employer other than its Chief Executive Officer, and with any person other than the Chairman of the Compensation Committee of Employer, unless disclosure is otherwise required by law.

         8.4 So long as Employee is not in default under the terms of this Agreement, should Employee be terminated by Employer prior to the expiration of this Agreement, Employee shall be entitled to cash severance pay on the date of termination in the amount of $62,500, provided, however, no severance shall be due if the termination is for cause as defined in Exhibit B, attached hereto and by this reference made a part hereof.

9.       Saving Provision.   Employer and Employee agree that the nondisclosure
         provisions set forth above, including, without limitation, the scope, duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of Employer's legitimate business interests. In the event a court of competent jurisdiction should decline to enforce any of such provisions, they shall be deemed to be modified to restrict Employee to the maximum extent which the court shall find enforceable.





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10.      Injunctive Relief.   Employee acknowledges that the breach or
         threatened breach of any of the nondisclosure provisions or other agreements contained in this Agreement would give rise to irreparable injury to Employer, which injury would be inadequately compensable in money damages. Employer may, therefore, seek and obtain a restraining order or injunction prohibiting the breach or any threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

11.      Miscellaneous.

         11.1 All rights of Employer and Employee pursuant to this Agreement shall survive termination of employment hereunder.

         11.2 Any notice required to be given under this Agreement shall be sufficient if in writing and delivered personally or sent by registered or certified mail to Employee at her last known address and to Employer at its principal office.

         11.3 This Agreement contains the entire agreement between Employer and Employee relating to the subject matter hereof and no modification of this Agreement shall be valid unless made in writing and signed by both parties.

         11.4 No waiver by Employer of any default or breach by Employee of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

         11.5 The rights and obligation of Employee hereunder are personal and may not be assigned to any other person. This Agreement will bind and benefit any successor of Employer, whether by merger, sale of assets, reorganization or other form of acquisition, disposition or business reorganization. In the event of Employee's death, any benefits due or to become due under this Agreement, including compensation, shall become a part of Employee's estate and shall be distributed to her personal representative.

         11.6 If Employer or Employee brings an action or other proceeding against the other to enforce any of the terms or conditions of this Agreement, the prevailing party in any such action or proceeding shall be paid reasonable attorneys' fees and costs by the other party.

         11.7 This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

EXECUTED as of the day and year first above written.

EMPLOYER:                                                           EMPLOYEE:
----------                                                          --------

By:      /s/ William S. Wiley                                       By:      /s/ Sandra L. Teufel
         --------------------                                                --------------------
         William S. Wiley                                                    Sandra L. Teufel
         Chief Executive Officer
         Sun Sportswear, Inc.

By:      /S/ Paul R. Rollins, Jr.
         ------------------------
         Paul R. Rollins, Jr., Chairman
         Compensation Committee





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                                   EXHIBIT A


The following sets forth the terms of the Incentive Compensation Plan referred to in Paragraph 3.2 defining Employee's annual bonus, it being agreed by Employer and Employee that Employee's annual bonus for 1996 shall be determined, as follows:

I.  Contribution Margin Criteria.

Employee shall receive as an annual bonus for 1996 for meeting the "Consolidated Divisional Contribution Margin Criteria" bonus component four percent (4%) of the amount by which the "Consolidated Divisional Contribution Margin" exceeds $5,461,000, it being agreed that the maximum Employee can earn under this Criteria I is $350,000, subject to the following conditions:

(i) The Women's and Men's Divisions shall have a 1996 "Consolidated Divisional Contribution Margin" of $5,461,000 or greater before any bonus is due under this Section I (which shall be calculated in accordance with the standard method used by Employer to prepare its books and records).

(ii) The reserves referenced in Section II shall be deducted from the "Consolidated Divisional Margin Contribution" for purposes of calculating the bonus due hereunder, except that in no case shall the bonus due hereunder be reduced below $50,000 as a result of such deduction.

II. Inventory Criteria.

A reserve shall be created based on the status of the Employer's inventories at year end based on the following criteria:

        (i) For inventory twelve months old and older, a reserve of 50% of the cost thereof.

        (ii) For inventory between nine and twelve months old, a reserve of 25% of the cost thereof.





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                                   EXHIBIT B


For purposes of the Section 8.4, "cause" shall be defined as a material breach by Employee of any term or condition of the Employment Agreement, a material failure by Employee to perform her duties or to comply with Employer's policies and regulations applicable to Employee, misconduct by Employee which is materially detrimental to Employer, or acts of dishonesty by Employee or her conviction of a felony. A material breach by Employee of any term or condition of the Employment Agreement, and a material failure by Employee to perform her duties or to comply with Employer's policies and regulations applicable to Employee, shall not be regarded as "cause" as defined hereunder, unless and until Employee is given written notice of such breach or failure within a reasonable period of time following its discovery by Employer, and Employee fails to cure the breach or correct the failure within ten (10) days thereafter.





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